Exhibit 10.58

Each non-employee director of The First Marblehead Corporation (the “Corporation”)(1)  shall receive:

•       an annual fee of $40,000;

•       on the date of his or her initial election to the board of directors, 2,000 stock units under the Corporation’s 2003 stock incentive plan (the “2003 Plan”);

•       on September 20 of each year (if on such date the non-employee director has served on the Corporation’s board of directors for at least 180 days), 2,000 stock units under the Corporation’s 2003 stock incentive plan; and

•       reimbursement of expenses incurred in connection with their service to the Corporation.

Each stock unit represents the right to receive one share of common stock of the Corporation. A director may elect to defer delivery of such shares until the date 30 days after the date the director has ceased to serve as a director of the Corporation. Directors who defer delivery will also receive, at the time of delivery of such shares, a payment equal to: (i) the number of shares delivered multiplied by (ii) the aggregate amount of cash dividends paid in respect of one share of the Corporation’s common stock to stockholders of record following each respective date of grant of the deferred stock units.

In addition:

•       non-employee directors shall be eligible for grants of stock options and equity awards under the Corporation’s other equity plans

•       the Lead Director shall receive an additional annual fee of $50,000

•       the Chairman of the Audit Committee of the Board of Directors shall receive an additional annual fee of $50,000

•       the Chair of the Advisory Board of the Corporation shall receive an additional annual fee of $50,000

•       each member of the Audit Committee of the Board of Directors shall receive a fee of $1,000 for each meeting attended in person or by telephone

•       each member of the Compensation Committee of the Board of Directors shall receive a fee of $1,000 for each meeting attended in person or by telephone

(1)       Stephen E. Anbinder retired as an employee of the Corporation on June 30, 2006. Mr. Anbinder remains a consultant to, and a director of, the Corporation and will not be entitled to receive compensation for his service as a director until such time as he qualifies as an “independent director” under the rules of the New York Stock Exchange.

D-1